UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 8, 2015

Veeva Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36121	20-8235463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4280 Hacienda Drive

Pleasanton, California 94588

(Address of principal executive offices, including zip code)

(925) 452-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On September 8, 2015, Mark Armenante resigned from the Board of Directors (the “Board”) of Veeva Systems Inc. (the “Company”) effective upon the Board’s acceptance, which occurred on September 9, 2015. Mr. Armenante’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Director Appointment

On September 9, 2015, upon the recommendation of the nominating and governance committee, the Board appointed Timothy Barabe to serve as a member of the Board, effective immediately. Mr. Barabe will serve as a Class II director until the annual meeting of the Company’s stockholders in 2018 or until his successor is duly elected and qualified. In addition, Mr. Barabe was appointed as a member of the audit committee of the Board, effective immediately. There is no arrangement or understanding between Mr. Barabe and any other persons pursuant to which Mr. Barabe was elected as a director. Further, Mr. Barabe does not have any family relationships or related party transactions that are required to be disclosed.

In connection with his appointment to the Board, Mr. Barabe received an initial cash retainer of $37,500 and was issued 5,198 restricted stock units (“RSUs”) of the Company’s Class A common stock valued at approximately $131,250 on the date of grant. One-third of these RSUs will vest every three months over a nine-month period, subject to continued service on the Board on the applicable vesting date. Mr. Barabe’s cash and equity compensation was pro-rated to coincide with the Company’s annual director compensation period, which begins in the month of the Company’s annual meeting stockholders. The RSUs are subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to compensate Mr. Barabe pursuant to the non-employee director compensation plan described below. Mr. Barabe has also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 3, 2013.

A copy of a press release issued on September 10, 2015 announcing the appointment of Mr. Barabe to the Board is attached hereto as Exhibit 99.1.

Changes to Committee Membership

On September 9, 2015, the Board approved certain changes to the membership of the committees of the Board. The table below summarizes the membership information for each of the committees of the Board, effective immediately:

	Audit	Compensation	Nominating and Governance
Peter P. Gassner
Timothy Barabe	X		X*
Ronald E.F. Codd	X*	X
Gordon Ritter		X*	X
Paul Sekhri	X

* Chair

Non-Employee Director Compensation

Effective immediately for any new directors appointed to the Board and effective at the next annual meeting of stockholders in 2016 for existing directors, each non-employee member of the Board receives an annual cash retainer of $50,000.

Non-employee members of the Board also receive issuances of RSUs under the 2013 Equity Incentive Plan. On the date of each annual meeting of the Company’s stockholders, each non-employee director who is serving on the Board as of such date will be issued RSUs valued at $150,000 of the Company’s Class A common stock. In addition, the non-executive chairman or lead independent director will receive an additional issuance of RSUs valued at $50,000 of the Company’s Class A common stock. Non-employee members of the audit committee and compensation committee will be issued RSUs valued at $25,000 and $12,500, respectively, of the Company’s Class A common stock with the chairs of those committees issued RSUs valued at $50,000 and $25,000, respectively, of the Company’s Class A common stock. Such annual grants vest quarterly over one year and are valued on the grant date.

The Company also has a policy of reimbursing directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veeva Systems Inc.

By:	/s/ JOSH FADDIS
Josh Faddis
Vice President, General Counsel

Dated: September 11, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 10, 2015.